                                                                     EXHIBIT 4.3


                                STATE OF DELAWARE
                               SECRETARY OF STATE
                            DIVISION OF CORPORATIONS
                            FILED 09:05 AM 09/18/1996
                               950271125 - 2374971


                           SYNERGISTIC HOLDINGS CORP.

                          ____________________________
                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                            SETTING FORTH THE POWERS,
                      PREFERENCES, RIGHTS, QUALIFICATIONS,
                        LIMITATIONS AND RESTRICTIONS OF
                         SUCH SERIES OF PREFERRED STOCK
                         _____________________________

     Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Synergistic Holdings Corp. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY
CERTIFY:

     That pursuant to the authority of the Board of Directors of the Corporation under Article IV of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution creating a series of preferred stock designated as Series B Convertible Preferred Stock.

     RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the General COrporation LAw of the State of Delaware and the provisions of the Certificate of Incorporation, a series of the class of authorized Preferred Stock, par value $.01 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

     Section 1.     Designation, Number and Rank.

         (a) The shares of such series shall be designated "Series B Convertible Preferred Stock" (the "Series B Preferred Stock"). The number of shares initially constituting the Series B Preferred Stock shall be 1,000, par value $.01 per share, which number may be decreased or increased by the Board of Directors only with the prior written consent of a majority of the then outstanding holders of the Series B Preferred Stock stockholders; provided, however, that such number may not be decreased below the number of then outstanding shares of Series B Preferred Stock.

         (b) The Series B Preferred Stock shall, with respect rights as liquidation, dissolution or winding up, rank prior to the common stock, par value $.01 per share, of the Corporation (the "Common Stock").

     Section 2. Dividends and Distributions. The holders of shares of Series B Preferred Stock shall be entitled to receive dividends in proportion to the conversion ratio set forth in Section 6(a) below, to the extant any dividends are declared or paid on the Common Stock.

     Section 3.     Voting Rights.

          (a) In addition to any voting rights provided by law, the holders of shares of Series B Preferred Stock shall be entitled to vote on all matters voted on by holders of Common Stock. Voting together as a single class with other shares entitled to vote at all meetings of the stckholders of the Corporation. With respect to any such vote, such shares of Series B Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the shares of capital stock of the Corporation into which such shares of Series B Preferred Stock is convertible as the record date for such vote, pursuant to Section 6(a) below.

          (b) There shall be no change in the right or terms of the Series B Preferred Stock without the written consent of a majority of the holders of the Series B Preferred Stock.

     Section 4.     Required Shares.    Any shares of Series B Preferred Stock
converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares of Series B Preferred Stock shall upon their cancellation, and upon the filing of an appropriate certificate with the Secretary of State of the State of Delaware, become authorized but unissued shares of Preferred Stock, par value $.01 per share, of the Corporation and may be reissued as part of another series of Preferred Stock, par value $.01 per share, of the Corporation, subject to the conditions or restrictions on issuance set forth herein.

     Section 5.     Liquidation, Dissolution or Winding Up.

          (a) If the Corporation shall commence a voluntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be detered by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or supporting a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 150 consecutive days and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made (i) to the holders of shares of Series B Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 with respect to each share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared or accumulated but unpaid dividends or such shares, and (ii) to the holders of shares of Common Stock unless prior thereto the holders of shares of Series A Preferred Stock shall have received $100 with respect to each share and the holders of shares of Series B Preferred Stock shall have received $.01 with respect to each share (as adjusted for any stock dividends,combinations or splits with respect to such share).

          (b) Neither the consolidation, merger, or other business combination of the Corporation with or into any other Person or Persons nor the sale of all or substantially all the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this
Section 6.

     Section 6. Conversion.   The holders of the Series B Preferred Stock shall
convert their shares of Series B Preferred Stock as follows:

          (a) Mandatory Conversion. As the Conversion Date (as hereinafter defined) each share of Series B Preferred Stock shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by applying the Conversion Ratio. The number of shares of Common Stock to be issued and delivered upon conversion of a share of Series B Preferred Stock is referred to herein as the "Conversion Ratio." The Conversion Ratio shall be 2,059,105 shares of Common Stock for each share of Series B Preferred Stock.

          (b) Conversion Date. For purposes of Section 6 hereof, "Conversion Date" shall mean the date immediately after the Corporation has filed an amendment to its Certificate of Incorporation with the Secretary of State of the

State of Delaware increasing the Corporation's authorized shares of Common Stock to a number sufficient to allow for the exercise of all outstanding Synergistic warrants and the conversion of all shares of Synergistic Preferred Stock (Series A Preferred and Series B Preferred).

          (c) Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immiediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

          (d) Permissive Conversion. Any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, at any time, and in an amount determined based on the Conversion Ratio, to the extent that any treasury stock of the Corporation is otherwise available for such conversion.

     Section 7. Certain Covenants. Any registered holder of Series B
Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protest and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designation or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

          In WITNESS WHEREOF, a duly authorized officer of the Corporation has caused this Certificate to be duly executed on this 18th day of September, 1996.

                                        SYNERGISTIC HOLDINGS CORP.


                                        By: /S/ T. Marshall Swartwood
                                            ----------------------------
                                            Name:  T. Marshall Swartwood
                                            Title: Chairman of the
                                                   Board of Directors

Attest:

By:  /s/ Thomas M. Swartwood
     ---------------------------
     Name:  Thomas M. Swartwood
     Title: Secretary